Exhibit 99.1

Earnings Release

Contact:	Sandra G. Sciutto
	Chief Financial Officer	November 16, 2009
(949) 250-7783

California Coastal Communities, Inc. Reports Third Quarter Results

•                  Third quarter revenues of $11.4 million from 20 deliveries, including seven Brightwater homes and 62 finished lots at one inland project.

•                  Gross operating profit of $1.6 million generated primarily from a $1.0 million settlement of accrued seller profit participation and $400,000 from seven Brightwater deliveries, compared with $3.3 million of gross operating profit before impairment charges for the comparable period of 2008.

•                  Income before income taxes of $3.5 million compared with a pre-tax loss of $28.1 million in the comparable quarter of 2008 which reflected a $29.1 million impairment charge.

•                  Net loss of $18.1 million, or $1.65 per share, reflects non-cash valuation allowances on deferred tax assets aggregating $20.6 million and a $4.1 million pre-tax gain on debt extinguishment, compared with a net loss of $21.1 million in third quarter of 2008, which reflects a $29.1 million impairment charge partially offset by a $7.0 million income tax benefit.

IRVINE, California — California Coastal Communities, Inc. (NASDAQ: CALC) reported $1.6 million of gross operating profit for the quarter ended September 30, 2009 compared with $3.3 million of gross operating profit before inland project impairment charges for the comparable period of 2008.  Income before income taxes was $3.5 million compared with a pre-tax loss of $28.1 million in the comparable quarter of 2008 which reflected a $29.1 million impairment charge. Net loss for the quarter was $18.1 million, or $1.65 per diluted share compared with a net loss of $21.1 million or $1.94 per diluted share for the third quarter of 2008.

Results for the third quarter of 2009 reflect the delivery of 20 homes at the Company’s homebuilding projects in Southern California (including seven homes at its Brightwater coastal development project) as well as $1.8 million of land sales revenue from the sale of 62 finished lots and a $4.1 million pre-tax gain from cancellation of indebtedness income related to the Beaumont project (discussed below), compared to delivery of 17 homes in the third quarter of 2008 (including seven Brightwater deliveries). Gross operating profit of $1.6 million in the third quarter of 2009 was offset by net operating expenses of $2.2 million, compared with $29.1 million of impairment charges and $2.3 million of net operating expenses in the third quarter of 2008.

On September 30, 2009, a subsidiary completed a sale of four model homes and 62 finished lots for its Woodhaven project in Beaumont, California for $2.3 million, thereby disposing of all remaining assets of the project. The project lender accepted the proceeds of the sale in full satisfaction of the $6.4 million of outstanding debt and release of the related guaranty, therefore, the Company recognized a $4.1 million pre-tax gain on debt cancellation.

The $20.6 million increase in valuation allowances on deferred tax assets resulted from uncertainties regarding the resolution of the Company’s previously announced filing of voluntary petitions for relief under chapter 11 in the United States Bankruptcy Court and the Company’s ability to utilize its net operating losses in the future.

The Company is working with KeyBank and its lenders to restructure approximately $182 million of indebtedness related to the Company’s Brightwater development project through the chapter 11 reorganization process.. The Company and its subsidiaries continue to operate their business and manage their properties as “debtors in possession.” The Company has obtained the bankruptcy court’s approval of interim orders to, among other things, continue to pay critical vendors with lien rights, sell homes free and clear of all liens, use cash collateral, honor homeowner warranties, meet payroll obligations and provide employee benefits. An additional hearing is scheduled before the Bankruptcy Court on December 9, 2009 to consider final orders for, among other things, continued use of cash collateral, selling homes free and clear of liens, honoring homeowner warranties and continued use of the Company’s existing cash management system.

Raymond J. Pacini, CEO of the Company commented: “We are continuing to pursue a consensual restructuring of our debt obligations with the loan syndicates and are hopeful that we will be able to expeditiously develop a plan of reorganization that is acceptable to a substantial majority of our lenders. We experienced a significant increase in sales orders during the last five weeks of the third quarter and hope to be able to maintain that momentum going forward.”

The Company’s 105-acre Brightwater project is located in Huntington Beach, California near the corner of Pacific Coast Highway and Warner Avenue, overlooking the Pacific Ocean and the 1,300-acre Bolsa Chica Wetlands.  It is the largest asset in the Company’s portfolio and, along with an adjacent five-acre parcel in the process of entitlement, represents approximately 97% of real estate inventories as of September 30, 2009.  Due to the Company’s low carrying value in Brightwater, the project is currently expected to generate gross margins of approximately 7%-28%, depending on the size of the homes sold and other factors; however, there can be no assurance that such margins will be realized.

Third quarter homebuilding revenues of $9.6 million reflect a $4.3 million decrease compared with third quarter 2008 revenues of $13.9 million.  While the Company delivered three more homes in the third quarter of 2009, the average sales price of homes delivered decreased from $817,600 in the third quarter of 2008 to $480,000 in the third quarter of 2009, primarily reflecting more inland home deliveries (13 vs. 10) and the absence of deliveries of the larger Cliffs and Breakers homes at Brightwater during the quarter, compared with five Cliffs and Breakers deliveries in the third quarter of 2008.

Homebuilding gross margin before impairment charges for the third quarter of 2009 was 17%, compared with 24% in 2008.  The Company generated $1.7 million less in homebuilding gross operating profit before impairment charges during the third quarter of 2009 compared with 2008, primarily as a result of the absence of Cliffs and Breakers deliveries and reduced margins for the Trails homes delivered at Brightwater during the third quarter of 2009. The Company delivered seven Trails homes at Brightwater which generated a 7% gross margin and gross operating profit of $400,000, compared with seven deliveries at Brightwater (including five Cliffs and Breakers deliveries) in the third quarter of 2008 which generated a 33% gross margin and gross operating profit of $3.2 million.

During the third quarter of 2009, net new orders increased 50% to 21 homes compared with 14 homes during the second quarter of 2009, primarily reflecting increased net orders at Brightwater (15 vs. 6).  Cancellations as a percentage of new orders were 5% during the third quarter of 2009, compared with 33% during the second quarter of 2009.

Backlog as of September 30, 2009 increased to 17 homes compared with 16 homes as of June 30, 2009.  The total value of backlog increased 65% from $13.0 million last quarter to $21.4 million as of September 30, 2009 due to an increase in the number of Brightwater homes in backlog (17 vs. 9), including six Cliffs and Breakers homes as of September 30, 2009 compared with two Cliffs and Breakers homes as of June 30, 2009. The average sales price of homes in backlog increased from $812,000 to $1.3 million, primarily reflecting the increase in Cliffs and Breakers homes in backlog at September 30, 2009 compared with June 30, 2009.

Backlog as of September 30, 2009 decreased to 17 homes compared with 20 homes as of September 30, 2008.  The total value of backlog decreased 31% from $31.0 million a year ago to $21.4 million as of September 30, 2009 due to fewer of the larger Brightwater homes (The Cliffs and The Breakers) in backlog (six as of September 30, 2009, compared with 10 a year ago). The average sales price of homes in backlog decreased from $1.5 million to $1.3 million, primarily reflecting fewer Cliffs and Breakers homes in escrow at September 30, 2009 compared with September 30, 2008.  The Company’s standing inventory at its inland projects was reduced from eight homes as of December 31, 2008 to no homes as of September 30, 2009 and total standing inventory as of September 30, 2009 consisted of five Brightwater homes.

The Company reported income before income taxes of $22.9 million for the first nine months of 2009 compared with a pre-tax loss of $34.4 million in the first nine months of 2008 which reflected a $29.1 million impairment charge. The Company also reported a net loss of $14.2 million or $1.29 per diluted share for the first nine months of 2009 compared to a net loss of $24.9 million, or $2.28 per diluted share in the first nine months of 2008. Results for the first nine months of 2009 reflect $24.8 million of pre-tax gains from income attributable to cancellation of indebtedness in addition to $7.5 million of gross operating profit before impairment charges from the delivery of 39 homes (including 21 at Brightwater). Gross operating profit was offset by real estate impairment charges of $3.2 million, net operating expenses of $6.2 million and income tax expense of $37.1 million. Income tax expense of $37.1 million includes $28.2 million of non-cash valuation allowances on deferred tax assets.

Selling, general and administrative expenses decreased $1.4 million for the first nine months of 2009 compared with the first nine months of 2008, reflecting a $1.0 million reduction in selling expenses associated with communities which were active during the first nine months of 2008 but had reduced or no activity in the current year, an approximately $300,000 decrease in selling and marketing expenses related to Brightwater, as well as reduced general and administrative expenses resulting from headcount reductions. The increase in other expense, net for the first nine months of 2009 compared with the comparable period of 2008 reflects the assignment of a $700,000 receivable to a land seller who sold lots to our subsidiary, in settlement of an obligation for accrued seller profit participation.

The results for the third quarter of 2009 continue to reflect the sustained downturn in the homebuilding industry.  The weakness in the housing market continues to reflect a supply-demand imbalance and continued weakness in national credit markets, particularly the availability of jumbo mortgages which are typically necessary to purchase higher-end homes such as The Cliffs and The Breakers.  Potential homebuyers remain reluctant to purchase homes due to low consumer confidence, the significant downturn in economic activity and continuing job losses.   Potential homebuyers also remain concerned that home prices may continue to fall and about their ability to sell existing homes at a perceived fair price.

While some positive signs appear to be emerging, such as improvements in the stock market and reduced job losses, gradual stabilization in the mortgage market, and recent increases in home sales volumes for the smaller Trails and Sands homes at Brightwater, the timing of a meaningful recovery in the housing market or the broader economy remains uncertain. In view of present circumstances, the Company believes that the weak demand it is experiencing reflects the continued reluctance of many homebuyers to make purchasing decisions until they are comfortable that home price declines are near the bottom and economic conditions have stabilized.  The homebuilding downturn could continue during the remainder of 2009 and perhaps beyond, and the Company’s operations may sustain periodic losses until the homebuilding industry and economy show marked signs of improvement.

The Company currently has one active homebuilding community in Huntington Beach in Orange County and one project in the entitlement stage on five acres in Huntington Beach, as well as 73 lots in northern Los Angeles County.  As of September 30, 2009, the Company has an inventory of 430 owned lots, reduced by 37% compared with the 680 lots owned and controlled a year ago.  This decrease reflects 134 lots conveyed in connection with the March 31, 2009 Hearthside Lane project deed-in-lieu transaction and the September 30, 2009 short sale of 62 finished lots at the Woodhaven project, as well as home deliveries and the absence of any lot acquisitions.

The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 105 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community.  Hearthside Homes has delivered 2,200 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions; the number and types of homes and number of acres of land that the Company may develop and sell;  the timing and outcomes of court proceedings, administrative proceedings or regulatory approvals; anticipated cash flows or sales; and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the impact, effect or eventual result of the Company’s recent voluntary bankruptcy filing under chapter 11 of the Bankruptcy Code; the Company’s platform for continued growth; demographic trends driving long-term demand; the outlook for the housing sector and the general economy, including the relative impact of interest rates, jobs, land constraints, demographic trends, and the availability of mortgage financing; the employment outlook; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; anticipated buyer demand; and expected home deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of the national credit market crisis, oil prices, recession and inflation, terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; the significant amount of the Company’s debt and the impact of restrictive covenants in its loan agreements; adverse weather conditions and natural disasters such as earthquakes and wildfires; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks. For a further discussion of these and other risks and uncertainties applicable to the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its other future and past public filings with the Securities and Exchange Commission (“SEC”), all of which may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov or at the Company’s website at http://www.californiacoastalcommunities.com.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC.

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Homes delivered	20	17	39	40

Home sales revenue	$9.6	$13.9	$32.9	$29.3

Cost of sales	8.0	10.6	25.4	22.7
Loss on impairment of real estate inventories	—	29.1	3.2	34.1
	8.0	39.7	28.6	56.8

Gross operating (loss) profit	$1.6	$(25.8)	$4.3	$(27.5)

Gross margin percentage before loss on impairment	16.7%	23.7%	22.8%	22.5%

PER HOME DATA

Average sales price (a)	$480,000	$817,600	$843,600	$732,500

Average gross margin before loss on impairment (a)	$80,000	$194,100	$192,300	$165,000

NUMBER OF ACTIVE COMMUNITIES	1	4	1	4

NET NEW ORDERS	21	14	48	55

LOT INVENTORY AND BACKLOG
Backlog of homes sold, but not completed at end of period			16	11

Completed homes in inventory, and in escrow			1	9

Total backlog			17	20

Completed homes in inventory, unsold			5	12

Entitled lots owned at end of period (b)			408	648

Total homes and lots			430	680

ESTIMATED VALUE OF BACKLOG

Backlog of homes sold, but not completed at end of period			$19.5	$26.6

Completed homes in inventory, and in escrow			1.9	4.4

Total value of backlog			$21.4	$31.0

(a)	Changes are primarily due to changes in product mix and location.
(b)

Change in nine months ended September 30, 2009 is primarily due to the conveyance of 134 finished lots at a subsidiary’s project in Corona which resulted from a deed-in-lieu transaction completed during the first quarter of 2009 and the September 30, 2009 sale of 62 finished lots at a subsidiary’s project in Beaumont.

CALIFORNIA COASTAL COMMUNITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues
Homebuilding	$9.6	$13.9	$32.9	$29.3
Land	1.8	—	1.8	—
	11.4	13.9	34.7	29.3

Costs of sales
Homebuilding	8.0	10.6	25.4	22.7
Land	1.8	—	1.8	—
Loss on impairment of real estate inventories	—	29.1	3.2	34.1
	9.8	39.7	30.4	56.8

Gross operating (loss) profit	1.6	(25.8)	4.3	(27.5)

Selling, general and administrative expenses	1.1	1.5	3.6	5.0
Interest expense	—	.6	.8	.6
Income from unconsolidated joint ventures	—	(.1)	—	(.2)
Gains on debt restructuring and extinguishment	(4.1)	—	(24.8)	—
Other expense, net	1.1	.3	1.8	1.5

Income (loss) before income taxes	3.5	(28.1)	22.9	(34.4)

Income tax expense (benefit) (a)	21.6	(7.0)	37.1	(9.5)

Net loss	$(18.1)	$(21.1)	$(14.2)	$(24.9)

Net loss per common share:

Basic and diluted	$(1.65)	$(1.94)	$(1.29)	$(2.28)

Common equivalent shares:

Basic and diluted	11.0	10.9	11.0	10.9

(a)	Income tax expense (benefit) for the three and nine months ended September 30, 2009 reflects valuation allowance on deferred tax assets of $20.6 million and $28.2 million, respectively.

CALIFORNIA COASTAL COMMUNITIES, INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	September 30, 2009	December 31, 2008

ASSETS

Cash and cash equivalents	$3.7	$2.3
Restricted cash	3.3	5.4
Real estate inventories	248.5	260.7
Deferred tax assets	—	37.1
Other assets, net	4.2	7.0

Total assets	$259.7	$312.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable and accrued liabilities	$3.3	$5.0
Senior secured project revolver	81.7	74.4
Senior secured term loan	99.8	107.4
Model home financing	22.5	22.5
Other project debt	2.2	38.9
Other liabilities	8.9	8.8

Total liabilities	218.4	257.0
Stockholders’ equity	41.3	55.5

	$259.7	$312.5

Shares outstanding (a)	11.0	10.9

Stockholders’ equity per common share (b)	$3.75	$5.09

(a)	Includes outstanding options for 17,500 common shares.

(b)

The Company believes that stockholders’ equity per common share, which is computed by dividing stockholders’ equity by common shares outstanding at the end of each period, is a useful supplemental measure of the strength of the Company’s balance sheet and an indicator of the historical carrying value of the Company’s net assets.